EXHIBIT 6.17

CONSULTING AGREEMENT
made effective as of the 1st day of July, 2018

Between:

CHEMESIS INTERNATIONAL INC., a company whose business address is 2710 – 200 Granville Street, Vancouver, British Columbia
(the “Company”)

- and -

 Brian Thurston, an individual whose address
is 33 Heritage Peak Road, Port Moody BC, V3H 0H5
(the “Consultant”)

Whereas the Company wishes to contract with the Consultant for its services on a non-exclusive basis on the terms and conditions that follow and the Consultant wishes to be so retained;

Now therefore this Agreement witnesses that in consideration of the mutual covenants and agreements contained herein and good and valuable consideration provided, the parties covenant and agree with each other as follows:

1.

Services. The Consultant will provide the Company with management services as set out in attached Schedule “A” (the “Services”). The Consultant shall report to and take direction from the Chief Executive Officer, Chief Financial Officer and President of the Company. The Company acknowledges that the Consultant may provide its services to other businesses and organizations provided there is no conflict of interest and the Consultant complies with its obligations under this Agreement.

2.

Duration and Termination. The term of this Agreement shall be from the effective date set out above for a period of 36 months and may be extended by mutual agreement or terminated at any time by either party without notice in the event of a material breach of this Agreement or with two weeks’ written notice by either party to the other or, in the case of the Company, by payment in lieu thereof to the Consultant. Upon termination for any reason, the Company shall be relieved from making any further payments to Consultant that relate to any Services not yet performed or expended as at the effective date of termination.

3.	Fees and Payment. In consideration of the Services provided under this Agreement, the Company agrees to pay the Consultant as follows:

(a)	Base Salary

Chemesis shall pay the Consultant compensation of $3,000 CDN for each month of Service rendered for the duration of the term.

(b)	Bonus

The Consultant will be eligible for annual cash and/or share bonuses, as determined by the Board of Directors of the Company in its sole discretion, in recognition of the achievement of corporate milestones and exceptional performance by the Consultant.

(c)	Equity

As an inducement to enter into this Agreement, the Consultant shall receive 500,000 stock options (“SOs”) priced at market date of execution.

4.

Non-Disclosure of Confidential Information. Except in the normal and proper course of the provision of the Services hereunder, the Consultant will (a) keep in strictest confidence and trust the Confidential Information; and (b) not use for the Consultant’s own account or disclose to anyone else, during or after the termination of this Agreement with the Company, any Confidential Information or material relating to the Company’s operations or business which the Consultant obtains from the Company or any related or affiliated entity or its officers or employees, agents, suppliers or clients or otherwise by virtue of the Consultant’s relationship the Company or any related or affiliated entity. For the purpose of this Agreement, “Confidential Information” means confidential or proprietary information or material and includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any related or affiliated entity: corporate information, including, without limitation, contractual arrangements, marketing plans, production processes, methods and methodologies that are not standard industry practice or that are not generally known, plans, strategies, tables and compilations of business and industrial information acquired by or on behalf of the Company, tactics, policies, resolutions, patents and patent applications, trademark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including investment and product plans; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information, including, without limitation, trade secrets, concepts, data, designs, flow charts, specifications, product plans, technical designs and drawings; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations, but does not include information or material that is or becomes generally available or known to the public other than as a result of disclosure by the Consultant in violation of the terms hereof.

5.

Non-Solicitation. During the term of this Agreement and for 12 months following the termination of this Agreement for any reason, the Consultant agrees not to, whether either individually or in partnership or jointly or in conjunction with anyone else, directly or indirectly, offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, or agent of the Company or its related and affiliated entities to terminate their relationships with the Company or its related or affiliated entities, as the case may be.

6.

Intellectual Property. All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Consultant in providing the Services (the “Works”) including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the “Intellectual Property Rights”) shall be the sole and exclusive property of the Company and the Consultant hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights the Consultant may have in such Works for the benefit of Company and its successor, assigns and licensees. The Consultant shall not disclose the Works to any third parties without the prior written consent of Company.

7.

Return of Property. Upon termination of this Agreement, regardless of the reason for such termination, except as required by law, the Consultant shall promptly deliver and return to Company, without retaining copies, all records, notes, notebooks, memoranda, specifications, property and documents or materials of any kind or nature whatsoever which pertain in any way to the Company or its business.

8.

Acknowledgement. The Consultant acknowledges that, in connection with the Services, the Consultant will receive, will become eligible to receive substantial fees. The Consultant acknowledges that this Agreement and all fees paid will be conferred only because and on condition of the Consultant’s willingness to commit its best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected from non-disclosure by the Consultant and abiding by the confidentiality and other provisions herein. The Consultant agrees that the restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Consultant. The Consultant further acknowledge that irreparable damage would result to the Company if the provisions of Sections 4 through 7 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Sections 4 through 7.

9.	Independent Contractor.

(a)

In performing the Services, the Consultant agrees and acknowledges that the Consultant is an independent contractor under this Agreement. Nothing contained herein shall be deemed or construed to create an employment relationship or any partnership or joint venture between the Consultant and the Company.

(b)

Neither party shall acquire by virtue of this Agreement any right, capacity or power to act as an agent for the other or to bind the other to any other person, firm or corporation, except with the written agreement of the other if necessary to carry out the purpose and intent of this Agreement.

(c)

The Consultant acknowledges that it is responsible for all payments with respect to all income, sales and other taxes, insured health benefits coverage, workers’ compensation, Canada Pension Plan, Employment Insurance premiums and costs and including the procurement and costs of any other benefits.

10.

Compliance with Laws, Regulations, Industry Guidelines and Company Policies. In providing the Services, the Consultant will adhere to all federal and provincial legislation and regulations, industry guidelines and company policy, as applicable.

11.

Indemnification by the Consultant. The Consultant hereby agrees to indemnify the Company, its officers, directors, employees, and agents and save them harmless from any and all liabilities and claims whatsoever as follows:

(a)

fines, penalties and interest thereon, for or by reason of or in any way arising out of the failure by the Company to deduct, withhold or contribute any amount in respect of its payments to the Consultant. Such liabilities and claims shall include, without limitation, federal or provincial income and health taxes, Canada Pension Plan and Employment Insurance contributions and premiums, and workers compensation premiums; and

(b)

suits, actions, investigations, and proceedings, and related costs and expenses (including legal fees) arising out of or in connection with the delivery of the Services as a result of the Consultant’s gross negligence, willful misconduct or failure to comply with the terms of this Agreement.

This indemnification shall survive the termination of this Agreement for any reason and shall not detract in any way from any other rights or remedies which the Company may have under this Agreement or otherwise in law or equity.

12.

Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement or the application thereof to the Company or the Consultant shall be for any reason and to any extent whatsoever held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, then, such covenants, agreements, provisions or terms shall be deemed severed from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of any other provision of this Agreement.

13.

Waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

14.

Assignment. This Agreement may not be assigned by the Company or the Consultant, without the consent of the other party, which shall not be unreasonably withheld. This Agreement shall enure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

15.

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in the Services will not affect the validity or scope of this Agreement.

16.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province. The parties consent to the jurisdiction of the Courts of the Province of British Columbia for the purpose of enforcing this Agreement.

17.

Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument. Delivery of counterparts may be effected by electronic transmission.

18.	Representations.

(a)

The parties hereby represent and warrant that they have all such rights and powers as are necessary for them to each enter into this Agreement. The parties further represent and warrant that neither is a party to any agreement or business relationship in conflict with its rights and obligations pursuant to this Agreement.

(b)

The Consultant represents and warrants that the Consultant is fully experienced and possesses the requisite professional skill, knowledge and experience required to perform the Services; and is capable of fulfilling its obligations and duties hereunder. The Consultant has had sufficient opportunity to review and understand (a) the terms of this Agreement, (b) the restrictions as provided in this Agreement and the consequences of the execution of this Agreement, (c) the obligations imposed on the Consultant by this Agreement, and (d) the consequences of any failure to perform and observe such restrictions and obligations. The Consultant has reviewed the terms of this Agreement with legal counsel or other advisors as desired.

Signed this 1st day of July 1, 2018.

CHEMESIS INTERNATIONAL INC.

By:	/s/ Eli Dusenbury
Name: Aman Parmar
Title: President

By:	/s/ Brian Thurston
Brian Thurston

SCHEDULE A

(Description of Services)

The Consultant will provide the services of a Corporate Secretary to the Company, such duties to include: